Exhibit 99.1

Financial Report January - March 2016

Strong sales growth and improved operating margin

(Stockholm, April 29, 2016) – – – For the three-month period ended March 31, 2016, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported consolidated sales of $2,430 million. Quarterly organic sales* grew by close to 15%. The adjusted operating margin* was 9.1% (for non-U.S. GAAP measures see enclosed reconciliation tables).

The expectation at the beginning of the quarter was for organic sales growth of “more than 10%” and an adjusted operating margin of “around 8.5%”. The higher than expected sales growth came from stronger than expected sales in most regions.

For the second quarter of 2016, the Company expects organic sales to increase by around 10% and an adjusted operating margin of around 8.5%. The expectation for the full year is now for an organic sales growth of more than 7% and an adjusted operating margin of more than 9%. Both the second quarter and full year expectations now include the recently closed joint venture with Nissin Kogyo – Autoliv-Nissin Brake Systems (ANBS).

Key Figures

(Dollars in millions, except per share data)	Q1 2016	Q1 2015	Change

Net sales	$2,430.0	$2,174.1	11.8%

Operating income	$205.2	$80.0	156.5%

Operating margin	8.4%	3.7%	4.7pp

Adjusted operating margin1)	9.1%	8.9%	0.2pp

Earnings per share, diluted2)	$1.51	$0.40	277.5%

Adjusted earnings per share, diluted1, 2)	$1.66	$1.42	16.9%

Operating cash flow	$200.5	$84.2	138.1%

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares.

Comments from Jan Carlson, Chairman, President & CEO

“Autoliv had a solid first quarter. Sales growth and operating margin both exceeded our expectations from the beginning of the quarter, operating cash flow was strong and our adjusted earnings per share grew by 17%. I am pleased with the quarter.

In Passive Safety we had solid growth across most regions and outperformed the light vehicle production. This was due to a generally positive vehicle mix coming from a combination of high Autoliv content on successful platforms and the effects from launches of new models in the second half of 2015.

We continue to experience solid growth in our business related to the current recall situation in the airbag market. This relates both to the sales of replacement inflators which is now higher than previously expected and the sustainable business we are winning.

It was a quarter with several important events for our Electronics business. In Active Safety the strong growth continued, particularly in North America and Europe. The new Mercedes E-Class, generally seen as the vehicle with the most advanced autonomous driving features in the world, was launched with a full suite of Autoliv active safety products. Additionally, we took the important step of finalizing our joint venture with Nissin Kogyo of Japan. The new joint venture, Autoliv-Nissin Brake Systems, gives us access to the latest technology in brake systems and brake control and we look forward to introducing these new products in our portfolio to our customers around the world.

With quality as our first priority we are executing to deliver on our growth and margin expectations while integrating our new businesses into Autoliv”.

An earnings conference call will be held at 2:00 p.m. (CET) today, April 29. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q1 Report – 2016	1st Quarter

Outlook

Mainly based on our customer call-offs we expect organic sales for the second quarter of 2016 to grow by around 10% compared to the same quarter of 2015. Sales from recent M&A activities (ANBS and MACOM) are expected to have a positive effect of around 6%. Currency translations are expected to have a negative effect of around 1%, resulting in a consolidated sales growth of around 15%. The adjusted operating margin, excluding costs for capacity alignments and antitrust related matters, is expected to be around 8.5%. This includes expected integration and purchase accounting related costs for the joint venture with Nissin Kogyo of around $10 million.

The indication for the full year is for an organic sales growth of more than 7%. Sales from recent M&A activities (ANBS and MACOM) are expected to have a positive effect of around 5%. Currency translations are expected to have a negative effect of around 1%, resulting in a consolidated sales growth of more than 11%. The adjusted operating margin, excluding costs for capacity alignments and antitrust related matters, is expected to be more than 9%. This includes expected integration and purchase accounting related costs for the joint venture with Nissin Kogyo of $20-30 million.

Since 2015 Autoliv has agreements with several OEMs for new supply capacity for replacement airbag inflators. Based on customer agreements and its own expectations, the Company now expects deliveries of up to 30 million units in the period 2015 to 2018. It is too early in this evolving situation to be able to determine final delivery volumes.

The projected tax rate, excluding any discrete items, for the full year 2016, is currently expected to be around 29% and is subject to change due to any discrete or nonrecurring events that may occur.

Operational cash flow for the full year is expected to remain strong and to be around $0.8 billion excluding any discrete items.

Capital expenditures in support of our growth strategy are expected to be in a range of 5-6% of sales, including capital expenditures for additional capacity for replacement inflators.

Consolidated Sales

Consolidated sales increased by close to 12% to $2,430 million compared to $2,174 million in the same quarter of 2015. Excluding negative currency translation effects of $80 million and acquisition effects of $16 million, the organic sales growth* was close to 15%. This compares favorably to the organic sales growth of “more than 10%” expected at the beginning of the quarter. The primary reason that Autoliv exceeded its quarterly sales guidance was higher than expected sales in most regions, for both passive safety and electronics products. The first quarter of 2016 includes approximately 3 more working days compared to 2015, increasing the year-over-year organic growth by around 5pp.

Sales by Product

Change vs. same quarter last year
	Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Airbags2)	$1,324.8	12.2%	-	(3.7)%	15.9%

Seatbelts2)	$664.1	1.6%	-	(4.7)%	6.3%

Passive Safety Electronics	$250.6	17.5%	-	(2.2)%	19.7%

Active Safety	$190.5	50.7%	12.9%	(0.8)%	38.6%

Total	$2,430.0	11.8%	0.7%	(3.6)%	14.7%

1) Effects from currency translations. 2) Including Corporate and other sales.

The organic sales growth* of airbag products (including steering wheels) was a result of increases in all regions, particularly for side curtain airbags. Higher sales of driver airbag units in Europe and increased sales of replacement inflators also contributed.

The organic sales growth* in seatbelt products was a result of strong sales growth in Europe including effects from recent launches. The trend of higher sales for more advanced and higher value-added seatbelt systems continued globally.

The growth in organic sales* for passive safety electronics products (mainly airbag control modules and remote sensing units) was due to sales increases across all regions, particularly China.

The strong organic sales growth* for ADAS products (automotive radars, night vision systems, cameras with driver assist systems, positioning systems and brake control systems), was driven by automotive radar and vision systems in North America and Europe. Radar sales to Mercedes were particularly strong.

Q1 Report – 2016	1st Quarter

Sales by Region

Change vs. same quarter last year
		Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Asia		$811.9	12.5%	-	(3.8)%	16.3%
Whereof:	China	$396.3	11.8%	-	(4.6)%	16.4%
	Japan	$198.3	29.9%	-	3.7%	26.2%
	Rest of Asia	$217.3	1.2%	-	(8.1)%	9.3%
Americas		$826.9	10.5%	2.2%	(4.7)%	13.0%
Europe		$791.2	12.4%	-	(2.4)%	14.8%
Global		$2,430.0	11.8%	0.7%	(3.6)%	14.7%

1) Effects from currency translations.

The organic sales growth* of close to 15% in the quarter was a result of strong growth across most regions. Americas, Asia and Europe all experienced double digit growth.

Autoliv’s sales in Asia in the quarter were $812 million.

Sales from Autoliv’s companies in China grew organically* by more than 16% in the quarter. The growth was generally strong, particularly for models from Hyundai/KIA, Ford and Chinese OEMs. The Chinese government’s recent reduction in purchase tax on smaller engines also contributed.

Organic sales* from Autoliv’s companies in Japan increased by more than 26% in the quarter. The strong sales increase was driven by several models from Toyota as well as sales of replacement inflators. The growth was slightly offset by temporary effects from model shifts for Nissan.

Organic sales* from Autoliv’s companies in the Rest of Asia (RoA) grew by more than 9% in the quarter. A strong sales increase in India was driven by models from Suzuki and Mahindra. In Thailand growth was driven by models from Mitsubishi and Toyota. South Korea also saw organic sales* growth in the quarter, especially with models from Hyundai/KIA.

For Autoliv’s companies in the Americas, sales grew organically* by 13%. The sales development was mixed for the quarter. In North America, strong organic sales growth was mainly driven by models from Ford, Honda and Mercedes as well as inflator replacement sales. Sales in South America (Brazil) declined due to a 27% drop in LVP in the region.

Strong organic sales growth* of close to 15% in the quarter from Autoliv’s companies in Europe was driven by sales increases with most OEMs, particularly in the volume segment, with sales to Hyundai/KIA and Renault as the most prominent contributors. ADAS sales to BMW and Mercedes also contributed.

Launches in the 1st Quarter

Q1 Report – 2016	1st Quarter

Earnings

(Dollars in millions, except per share data)	Q1 2016	Q1 2015	Change
Net Sales	$2,430.0	$2,174.1	11.8%
Gross profit	$501.0	$423.3	18.4%
% of sales	20.6%	19.5%	1.1pp
S,G&A	$(113.1)	$(100.6)	12.4%
% of sales	(4.7)%	(4.6)%	(0.1)pp
R,D&E net	$(158.8)	$(126.5)	25.5%
% of sales	(6.5)%	(5.8)%	(0.7)pp
Operating income	$205.2	$80.0	156.5%
% of sales	8.4%	3.7%	4.7pp
Adjusted operating income1)	$222.1	$192.9	15.1%
% of sales	9.1%	8.9%	0.2pp
Income before taxes	$190.3	$64.5	195.0%
Tax rate	29.9%	44.6%	(14.7)pp
Net income	$133.5	$35.7	273.9%
Net income attributable to controlling interest	$133.2	$35.7	273.1%
Earnings per share, diluted2)	$1.51	$0.40	277.5%
Adjusted earnings per share, diluted1, 2)	$1.66	$1.42	16.9%

1) Excluding costs for capacity alignment and antitrust related matters. 2) Assuming dilution and net of treasury shares.

For the first quarter 2016, gross profit was $78 million higher than in the same quarter 2015. The gross margin improved by 1.1pp to 20.6% from 19.5% in the same quarter of 2015, mainly as a result of the higher organic sales, favorable currency effects, positive product mix and raw material savings.

Operating income increased by $125 million to $205 million, or 8.4% of sales. In the first quarter of 2015 operating income was negatively impacted by costs related to antitrust settlements of around $77 million.

Selling, General and Administrative (S,G&A) expenses increased by $13 million, partly due to costs related to M&A activities.

Research, Development & Engineering (R,D&E) expenses, net increased by $32 million compared to the same quarter of the prior year. This was primarily due to increases in active safety related R,D&E in support of our growth strategy as well as engineering costs related to the high level of activity in the airbag business.

Costs of $14 million related to capacity alignments and around $3 million related to antitrust matters reduced operating margin by 0.7pp in the first quarter, compared to 5.2pp in the same quarter of 2015. Adjusted operating margin*, excluding these costs, was 9.1% of sales compared to 8.9% of sales for the same period in 2015. The improved operating margin was mainly driven by the organic sales growth, partly offset by the planned higher R,D&E, net.

Income before taxes increased by $126 million as a result of the higher operating income. Income attributable to controlling interest was $133 million, an increase of $98 million from the first quarter of 2015.

The effective tax rate in the first quarter 2016 was 29.9% compared to 44.6% in the same quarter of 2015. Discrete tax cost, net, increased the tax rate in Q1 by 1.7pp. In 2015 discrete tax cost had a negative impact of 10.1pp, primarily related to tax costs for adjustments to prior years arising from tax audits and a negative mix impact related to the antitrust settlements.

Earnings per share (EPS) was $1.51 compared to $0.40 for the same period one year ago. This was primarily due to lower costs for capacity alignments and antitrust related matters, 87 cents and higher operating income, 27 cents. The adjusted EPS* assuming dilution was $1.66 compared to $1.42 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution decreased to 88.3 million compared to 88.6 million in the first quarter of 2015.

Q1 Report – 2016	1st Quarter

Cash Flow and Balance Sheet

Cash flow from operations amounted to $201 million compared to $84 million in the same quarter of 2015. The increase in the quarter was primarily related to higher net income and the payment of antitrust related settlements in the first quarter of 2015.

Cash flow before financing* was negative $118 million, as a result of the purchase of our interests in the joint venture with Nissin Kogyo, compared to negative $47 million during the same quarter of 2015, a difference of $71 million. Capital expenditures, net, of $91 million were $6 million more than depreciation and amortization expense in the quarter and $37 million less than capital expenditures during the first quarter of 2015.

During the quarter, operating working capital* decreased to 6.0% of sales from 6.2% on December 31, 2015. The Company targets that working capital in relation to the last 12-month sales should not exceed 10%. On January 1, 2016 the Company adopted a new accounting standard regarding classification of deferred taxes which resulted in a decrease in working capital by around $50 million.

Accounts receivable increased in relation to sales to 74 days outstanding from 65 days outstanding on December 31, 2015, but decreased from 76 days outstanding on March 31, 2015. Days inventory outstanding increased to 32 days from 29 days on

December 31, 2015, and from 31 days on March 31, 2015.

The Company’s net debt position* increased by $160 million during the quarter to $362 million at March 31, 2016. This was mainly due to the Company’s M&A activities, an impact of $226 million and a quarterly dividend payment that increased net debt by $51 million. These negative effects were partly offset by operating cash flow of $201 million. Gross interest-bearing debt decreased by $11 million to $1,528 million.

Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt adjusted for pension liabilities in relation to EBITDA (earnings before interest taxes depreciation and amortization). The long-term target is to maintain a leverage ratio* of around 1x within a range of 0.5x to 1.5x. As of March 31, 2016 the Company had a leverage ratio of 0.5x.

During the quarter, total equity increased by $397 million to $3,865 million due to $254 million from the non-controlling interest related to the investment in ANBS, higher net income, $133 million and currency translations, $60 million. These positive effects were partly offset by $53 million for dividends. Total parent shareholders’ equity was $3,600 million corresponding to $40.82 per share.

Light Vehicle Production Development

Change vs. same quarter last year
	China	Japan	RoA	Americas	Europe	Total
LVP1)	4.9%	(2.9)%	(1.4)%	(0.4)%	2.2%	1.2%
1) Source: IHS Apr 15, 2016.

During the three month period from January to March 2016, global LVP is estimated by IHS to have increased more than 1% compared to the same quarter in 2015. This was 1pp worse than IHS’s expectation at the beginning of the quarter.

In China, which accounts for around 16% of Autoliv’s sales, LVP grew by close to 5%, in line with the January estimate.

In Japan, which accounts for around 8% of Autoliv’s sales, LVP declined by close to 3%, 3pp worse than the January estimate.

In the RoA, which represents around 9% of Autoliv’s sales, LVP declined by more than 1%, almost 1pp worse than in the January estimate.

In the Americas, which accounts for around one third of Autoliv’s sales, LVP declined by less than 1%, almost 2pp worse than in the January estimate. In North America, LVP increased by close to 5%, which was close to 1pp less than in the January estimate. In South America, the decline was 27%, 5pp worse than expected in IHS’s January estimate.

In Europe, where Autoliv currently generates around one third of its sales, LVP grew by more than 2%, which is close to 1pp better than IHS’s estimate in January. In Western Europe, LVP grew by close to 6%, more than 1pp better than the January estimate. In Eastern Europe, LVP declined by close to 5%, which was more than 1pp worse than in the January estimate.

Headcount

	March 31, 2016	December 31, 2015	March 31, 2015
Headcount	66,633	64,088	61,056

Whereof: Direct workers in manufacturing	69%	72%	72%

Best Cost Countries	74%	75%	74%

Temporary personnel	11%	15%	15%

Compared to December 31, 2015 total headcount (permanent employees and temporary personnel)

increased by more than 2,500 people. The largest increase (around 1,800 people) was due to the integration of ANBS.

Q1 Report – 2016

Segment information

The Company reports its results under two segments, Passive Safety and Electronics. Passive Safety includes Autoliv’s airbag and seatbelt businesses, while Electronics integrates all of Autoliv’s electronics resources and expertise in both passive safety electronics and active safety in one organization. Corporate sales and income, capital expenditure and depreciation and amortization for the reportable segments can be found in the tables on page 16 of this report.

Passive Safety

(Dollars in millions)	Q1 2016	Q1 2015	Change	Organic change*
Segment sales	$1,988.7	$1,830.4	8.6%	12.7%

Segment operating income	$191.5	$63.2	203.0%

Segment operating margin	9.6%	3.5%	6.1pp

Consolidated sales increased by close to 9% to $1,989 million compared to $1,830 million in the same quarter of 2015. Excluding negative currency effects of $75 million, the organic sales growth* was close to 13%. The organic sales growth was driven by higher sales in most regions as well as the sales related to replacement inflators. In the first quarter of 2015 the operating margin for Passive Safety was negatively impacted by $77 million from antitrust related settlements.

Electronics

(Dollars in millions)	Q1 2016	Q1 2015	Change	Organic change*
Segment sales	$456.4	$351.2	30.0%	27.0%

Segment operating income	$11.8	$9.0	31.1%

Segment operating margin	2.6%	2.5%	0.1pp

Consolidated sales increased by 30% to $456 million compared to $351 million in the same quarter of 2015. Excluding negative currency effects of $6 million, the organic sales growth* was 27%. The organic sales growth* was a result of strong organic sales growth* in both passive safety electronics across all regions and active safety coming mainly from North America and Europe. In support of our growth strategy R,D&E expenses for ADAS was further increased in the first quarter compared to the same period last year.

Headcount

	March 31, 2016	December 31, 2015	March 31, 2015
Headcount Passive Safety segment	60,153	59,861	57,316

Headcount Electronics segment	6,124	4,080	3,607

The headcount increase in the first quarter was mainly due to integration of ANBS into the Electronics segment.

Hiring of engineers to our active safety business, predominately to further build the competence base in software and software algorithm development, also contributed to the increase.

Q1 Report – 2016	1st Quarter

Other Significant Items

●	On February 16, Autoliv announced that it had elected Mr. Leif Johansson as a new member of its board of directors.

●	On March 16, Autoliv communicated that it had been honored with the General Motors 2015 Supplier of the Year award for its significant contributions to General Motors’ global product and performance achievements.

●	On April 1, Autoliv communicated that it had on March 31, 2016 finalized its joint venture with Nissin

Kogyo to form Autoliv-Nissin Brake Systems (ANBS). The joint venture is an important milestone in Autoliv’s strategy to be the leader in safety systems for the future car, well integrated with autonomous driving.

Dividends

On February 16, 2016, the Company declared an increased quarterly dividend to shareholders of 58 cents per share for the second quarter 2016 with the following payment schedule:

Ex-date (common stock)	May 16, 2016

Ex-date (SDRs)	May 17, 2016

Record Date	May 18, 2016

Payment Date	June 2, 2016

Next Report

Autoliv intends to publish the quarterly earnings report for the second quarter 2016 on Friday, July 22, 2016.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC of can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q1 Report – 2016	1st Quarter

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; changes in general industry and market conditions or regional growth decline; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products;

customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, restructurings or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainties in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding requirements for our pension plans work stoppages or other labor issues; possible adverse results of pending or future litigation; our ability to protect our intellectual property rights or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Q1 Report – 2016	1st Quarter

Key Ratios

	Quarter January - March		Latest 12	Full year
	2016	2015	months	2015
Earnings per share, basic	$1.51	$0.40	$6.29	$5.18
Earnings per share, diluted1)	$1.51	$0.40	$6.28	$5.17
Total parent shareholders’ equity per share	$40.82	$36.48	$40.82	$39.22
Cash dividend paid per share	$0.56	$0.54	$2.24	$2.22
Operating working capital, $ in millions2)	563	572	563	570
Capital employed, $ in millions3)	4,227	3,490	4,227	3,670
Net debt, $ in millions2)	362	264	362	202
Net debt to capitalization,%4)	9	8	9	6
Gross margin,%5)	20.6	19.5	20.4	20.1
Operating margin,%6)	8.4	3.7	9.0	7.9
Return on total equity,%7)	14.6	4.3	16.1	13.6
Return on capital employed,%8)	20.8	9.3	22.9	20.4
Average no. of shares in millions1)	88.3	88.6	88.3	88.4
No. of shares at period-end in millions9)	88.2	88.0	88.2	88.1
No. of employees at period-end10)	59,066	51,608	59,066	54,600
Headcount at period-end11)	66,633	61,056	66,633	64,088
Days receivables outstanding12)	74	76	77	73
Days inventory outstanding13)	32	31	33	33

1) Assuming dilution and net of treasury shares. 2) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Net debt in relation to capital employed. 5) Gross profit relative to sales. 6) Operating income relative to sales. 7) Net income relative to average total equity. 8) Operating income and income from equity method investments, relative to average capital employed. 9) Excluding dilution and net of treasury shares. 10) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 11) Includes temporary hourly personnel. 12) Outstanding receivables relative to average daily sales. 13) Outstanding inventory relative to average daily sales.

Q1 Report – 2016	1st Quarter

Consolidated Statements of Net Income

	Quarter January - March		Latest 12	Full year
(Dollars in millions, except per share data)	2016	2015	months	2015
Net sales
Airbag products1)	$1,324.8	$1,181.1	$5,179.9	$5,036.2
Seatbelt products1)	664.1	653.4	2,609.8	2,599.1
Passive safety electronic products	250.6	213.2	960.6	923.2
Active safety products	190.5	126.4	675.2	611.1
Total net sales	2,430.0	2,174.1	9,425.5	9,169.6

Cost of sales	(1,929.0)	(1,750.8)	(7,503.7)	(7,325.5)
Gross profit	501.0	423.3	1,921.8	1,844.1

Selling, general & administrative expenses	(113.1)	(100.6)	(424.0)	(411.5)
Research, development & engineering expenses, net	(158.8)	(126.5)	(556.1)	(523.8)
Amortization of intangibles	(7.9)	(3.7)	(23.8)	(19.6)
Other income (expense), net	(16.0)	(112.5)	(64.9)	(161.4)
Operating income	205.2	80.0	853.0	727.8

Income from equity method investments	0.6	1.3	4.0	4.7
Interest income	1.2	0.4	3.5	2.7
Interest expense	(15.5)	(17.1)	(63.5)	(65.1)
Other non-operating items, net	(1.2)	(0.1)	4.5	5.6
Income before income taxes	190.3	64.5	801.5	675.7

Income taxes	(56.8)	(28.8)	(246.2)	(218.2)
Net income	$133.5	$35.7	$555.3	$457.5

Less; Net income attributable to non-controlling interest	0.3	0.0	1.0	0.7

Net income attributable to controlling interest	$133.2	$35.7	$554.3	$456.8

Earnings per share2)	$1.51	$0.40	$6.28	$5.17
1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares.

Q1 Report – 2016	1st Quarter

Consolidated Balance Sheets

	March 31	December 31	September 30	June 30	March 31
(Dollars in millions)	2016	2015	2015	2015	2015
Assets
Cash & cash equivalents	$1,161.6	$1,333.5	$1,181.1	$1,323.3	$1,364.1
Receivables, net	2,000.2	1,787.6	1,688.8	1,795.7	1,783.3
Inventories, net	766.7	711.4	692.8	684.1	652.7
Other current assets	131.6	205.8	250.5	241.0	217.3
Total current assets	4,060.1	4,038.3	3,813.2	4,044.1	4,017.4

Property, plant & equipment, net	1,638.6	1,437.1	1,422.3	1,434.1	1,384.7
Investments and other non-current assets	350.3	255.8	256.3	270.1	268.2
Goodwill assets	1,838.7	1,666.3	1,668.0	1,586.7	1,583.6
Intangible assets, net	256.6	128.0	133.6	70.4	72.6
Total assets	$8,144.3	$7,525.5	$7,293.4	$7,405.4	$7,326.5

Liabilities and equity
Short-term debt	$28.8	$39.6	$53.5	$93.2	$124.3
Accounts payable	1,240.3	1,169.6	1,032.3	1,127.3	1,093.1
Other current liabilities	1,147.4	1,017.2	1,026.2	1,004.8	1,038.8
Total current liabilities	2,416.5	2,226.4	2,112.0	2,225.3	2,256.2

Long-term debt	1,499.4	1,499.4	1,499.5	1,505.6	1,511.0
Pension liability	215.2	197.0	229.0	229.4	226.7
Other non-current liabilities	148.0	134.6	133.9	104.1	107.0
Total non-current liabilities	1,862.6	1,831.0	1,862.4	1,839.1	1,844.7

Total parent shareholders’ equity	3,600.2	3,455.6	3,306.7	3,325.9	3,210.6
Non-controlling interest	265.0	12.5	12.3	15.1	15.0
Total equity	3,865.2	3,468.1	3,319.0	3,341.0	3,225.6

Total liabilities and equity	$8,144.3	$7,525.5	$7,293.4	$7,405.4	$7,326.5

Q1 Report – 2016	1st Quarter

Consolidated Statements of Cash Flows

	Quarter January - March		Latest 12	Full year
(Dollars in millions)	2016	2015	months	2015
Net income	$133.5	$35.7	$555.3	$457.5
Depreciation and amortization	85.1	73.7	330.5	319.1
Other, net	3.3	(19.0)	22.3	(0.0)
Changes in operating assets and liabilities	(21.4)	(6.2)	(41.3)	(26.1)
Net cash provided by operating activities	200.5	84.2	866.8	750.5

Capital expenditures, net	(91.2)	(128.0)	(412.8)	(449.6)
Acquisitions of businesses and other, net	(227.4)	(3.2)	(365.7)	(141.5)
Net cash used in investing activities	(318.6)	(131.2)	(778.5)	(591.1)

Net cash before financing1)	(118.1)	(47.0)	88.3	159.4

Net increase (decrease) in short-term debt	(14.6)	55.3	(98.9)	(29.0)
Repayments and other changes in long-term debt	-	-	(12.2)	(12.2)
Dividends paid	(49.3)	(47.8)	(197.2)	(195.7)
Shares repurchased	-	(104.4)	-	(104.4)
Common stock options exercised	0.7	11.0	10.0	20.3
Dividend paid to non-controlling interests	(1.7)	-	(1.7)	-
Capital contribution from non-controlling interests	-	-	1.6	1.6
Other, net	0.2	0.0	0.7	0.5
Effect of exchange rate changes on cash	10.9	(32.0)	6.9	(36.0)
Increase (decrease) in cash and cash equivalents	(171.9)	(164.9)	(202.5)	(195.5)
Cash and cash equivalents at period-start	1,333.5	1,529.0	1,364.1	1,529.0
Cash and cash equivalents at period-end	$1,161.6	$1,364.1	$1,161.6	$1,333.5
1) Non-U.S. GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q1 Report – 2016	1st Quarter

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 73% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Quarter January - March 2016	Airbag Products2)		Seatbelt Products2)		Passive Safety Electronics		Active Safety		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	15.9	$187.6	6.3	$41.4	19.7	$42.0	38.6	$48.8	14.7	$319.8
Currency effects1)	(3.7)	(43.9)	(4.7)	(30.7)	(2.2)	(4.6)	(0.8)	(1.0)	(3.6)	(80.2)
Acquisitions/divestitures	-	-	-	-	-	-	12.9	16.3	0.7	16.3
Reported change	12.2	$143.7	1.6	$10.7	17.5	$37.4	50.7	$64.1	11.8	$255.9
1) Effects from currency translations. 2) Including Corporate and other sales.

  Sales by Region

Quarter January - March 2016	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	16.4	$58.2	26.2	$39.9	9.3	$19.9	13.0	$97.4	14.8	$104.4	14.7	$319.8
Currency effects1)	(4.6)	(16.3)	3.7	5.8	(8.1)	(17.4)	(4.7)	(34.9)	(2.4)	(17.4)	(3.6)	(80.2)
Acquisitions/divestitures	-	-	-	-	-	-	2.2	16.3	-	-	0.7	16.3
Reported change	11.8	$41.9	29.9	$45.7	1.2	$2.5	10.5	$78.8	12.4	$87.0	11.8	$255.9
1) Effects from currency translations.

  Sales by Segment

Quarter January - March 2016	Passive Safety		Electronics		Other and eliminations	Total
	%	$	%	$	$	%	$
Organic change	12.7	$232.8	27.0	$94.9	$(7.9)	14.7	$319.8
Currency effects1)	(4.1)	(74.5)	(1.6)	(6.0)	0.3	(3.6)	(80.2)
Acquisitions/divestitures	-	-	4.6	16.3	-	0.7	16.3
Reported change	8.6	$158.3	30.0	$105.2	$(7.6)	11.8	$255.9
1) Effects from currency translations.

Q1 Report – 2016	1st Quarter

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	March 31 2016	December 31 2015	September 30 2015	June 30 2015	March 31 2015
Total current assets	$4,060.1	$4,038.3	$3,813.2	$4,044.1	$4,017.4
Total current liabilities	(2,416.5)	(2,226.4)	(2,112.0)	(2,225.3)	(2,256.2)
Working capital	1,643.6	1,811.9	1,701.2	1,818.8	1,761.2
Cash and cash equivalents	(1,161.6)	(1,333.5)	(1,181.1)	(1,323.3)	(1,364.1)
Short-term debt	28.8	39.6	53.5	93.2	124.3
Derivative asset and liability, current	0.6	2.4	(0.4)	1.2	1.4
Dividends payable	51.1	49.3	49.3	49.3	49.5
Operating working capital	$562.5	$569.7	$622.5	$639.2	$572.3

Net Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is an unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	March 31 2016	December 31 2015	September 30 2015	June 30 2015	March 31 2015
Short-term debt	$28.8	$39.6	$53.5	$93.2	$124.3
Long-term debt	1,499.4	1,499.4	1,499.5	1,505.6	1,511.0
Total debt	1,528.2	1,539.0	1,553.0	1,598.8	1,635.3
Cash and cash equivalents	(1,161.6)	(1,333.5)	(1,181.1)	(1,323.3)	(1,364.1)
Debt-related derivatives	(4.7)	(3.9)	(7.0)	(7.0)	(7.2)
Net debt	$361.9	$201.6	$364.9	$268.5	$264.0

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	March 31 2016	December 31 2015	March 31 2015
Net debt1)	$361.9	$201.6	$264.0
Pension liabilities	215.2	197.0	226.7
Debt per the Policy	$577.1	$398.6	$490.7

Income before income taxes2)	$801.5	$675.7	$547.2
Plus: Interest expense, net2, 3)	60.0	62.4	68.5
Depreciation and amortization of intangibles2, 4)	330.5	319.1	305.3
EBITDA per the Policy	$1,192.0	$1,057.2	$921.0

Leverage ratio	0.5	0.4	0.5

1) Net debt is short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income. 4) Including impairment write-offs, if any.

Q1 Report – 2016	1st Quarter

Items Affecting Comparability

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the table below reconcile from non-U.S. GAAP to the equivalent U.S. GAAP measure.

	Quarter January - March 2016			Quarter January - March 2015
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$222.1	$(16.9)	$205.2	$192.9	$(112.9)	$80.0
Operating margin,%	9.1	(0.7)	8.4	8.9	(5.2)	3.7
Income before taxes	$207.2	$(16.9)	$190.3	$177.4	$(112.9)	$64.5
Net income	$147.0	$(13.5)	$133.5	$126.1	$(90.4)	$35.7
Capital employed	$4,241	$(14)	$4,227	$3,580	$(90)	$3,490
Return on capital employed,%	22.5	(1.7)	20.8	21.9	(12.6)	9.3
Return on total equity,%	16.0	(1.4)	14.6	14.9	(10.6)	4.3
Earnings per share, diluted2)	$1.66	$(0.15)	$1.51	$1.42	$(1.02)	$0.40
Total parent shareholders’ equity per share	$40.97	$(0.15)	$40.82	$37.51	$(1.03)	$36.48
1) Excluding costs for capacity alignment and antitrust related matters (including settlements in Q1 2015). 2) Assuming dilution and net of treasury shares.

Q1 Report – 2016	1st Quarter

Segment Disclosure

Sales, including Intersegment Sales	Quarter January - March
(Dollars in millions)	2016	2015
Passive Safety	$1,988.7	$1,830.4
Electronics	456.4	351.2
Total segment sales	$2,445.1	$2,181.6
Corporate and other	0.3	4.2
Intersegment sales	(15.4)	(11.7)
Total net sales	$2,430.0	$2,174.1

Income before Income Taxes	Quarter January - March
(Dollars in millions)	2016	2015
Passive Safety	$191.5	$63.2
Electronics	11.8	9.0
Segment operating income	$203.3	$72.2
Corporate and other	1.9	7.8
Interest and other non-operating expenses, net	(15.5)	(16.8)
Income from equity method investments	0.6	1.3
Income before income taxes	$190.3	$64.5

Capital Expenditures	Quarter January - March
(Dollars in millions)	2016	2015
Passive Safety	$72.8	$121.2
Electronics	16.3	11.6
Corporate and other	2.7	2.0
Total capital expenditures	$91.8	$134.8

Depreciation and Amortization	Quarter January - March
(Dollars in millions)	2016	2015
Passive Safety	$68.3	$61.8
Electronics	14.7	10.7
Corporate and other	2.1	1.2
Total depreciation and amortization	$85.1	$73.7

Segment Assets

(Dollars in millions)	March 31, 2016	December 31, 2015
Passive Safety	$5,827.7	$5,539.3
Electronics	1,589.1	966.5
Segment assets	$7,416.8	$6,505.8
Corporate and other1)	727.5	1,019.7
Total assets	$8,144.3	$7,525.5
1) Corporate and other assets mainly consists of cash and cash equivalents, income tax and deferred tax assets and equity method investments.

Q1 Report – 2016	1st Quarter

Multi-year Summary

(Dollars in millions, except per share data)	20151)	20141)	20131, 5)	20121)	20111)
Sales and Income
Net sales	$9,170	$9,240	$8,803	$8,267	$8,232
Operating income	728	723	761	705	889
Income before income taxes	676	667	734	669	828
Net income attributable to controlling interest	457	468	486	483	623

Financial Position
Current assets excluding cash	2,705	2,607	2,582	2,312	2,261
Property, plant and equipment, net	1,437	1,390	1,336	1,233	1,121
Intangible assets (primarily goodwill)	1,794	1,661	1,687	1,707	1,716
Non-interest bearing liabilities	2,518	2,400	2,364	2,162	2,102
Capital employed	3,670	3,504	3,489	3,415	3,257
Net debt (cash)	202	62	(511)	(361)	(92)
Total equity	3,468	3,442	4,000	3,776	3,349
Total assets	7,526	7,443	6,983	6,570	6,117
Long-term debt	1,499	1,521	279	563	364

Share data
Earnings per share (US$) – basic	5.18	5.08	5.09	5.17	6.99
Earnings per share (US$) – assuming dilution	5.17	5.06	5.07	5.08	6.65
Total parent shareholders’ equity per share (US$)	39.22	38.64	42.17	39.36	37.33
Cash dividends paid per share (US$)	2.22	2.12	2.00	1.89	1.73
Cash dividends declared per share (US$)	2.24	2.14	2.02	1.94	1.78
Share repurchases	104	616	148	-	-
Number of shares outstanding (million)2)	88.1	88.7	94.4	95.5	89.3

Ratios
Gross margin (%)	20.1	19.5	19.4	19.9	21.0
Operating margin (%)	7.9	7.8	8.6	8.5	10.8
Pretax margin (%)	7.4	7.2	8.3	8.1	10.1
Return on capital employed (%)	20	21	22	21	28
Return on total equity (%)	14	12	13	14	20
Total equity ratio (%)	46	46	57	57	55
Net debt to capitalization (%)	6	2	n/a	n/a	n/a
Days receivables outstanding	73	71	70	66	67
Days inventory outstanding	33	32	31	30	32

Other data
Airbag sales3)	5,036	5,019	4,822	5,392	5,393
Seatbelt sales4)	2,599	2,800	2,773	2,657	2,679
Passive safety electronic sales6)	923	932	863	n/a	n/a
Active safety sales	611	489	345	218	160
Net cash provided by operating activities	751	713	838	689	758
Capital expenditures, net	450	453	379	360	357
Net cash used in investing activities	(591)	(453)	(377)	(358)	(373)
Net cash provided by (used in) financing activities	(319)	226	(318)	(91)	(223)
Number of employees, December 31	54,600	50,800	46,900	41,700	38,500

1) Costs in 2015, 2014, 2013, 2012 and 2011 for capacity alignments and antitrust related matters reduced operating income by (millions) $166, $120, $47, $98 and $19 and net income by (millions) $131, $80, $33, $71 and $14. This corresponds to 1.8%, 1.3%, 0.6%, 1.2% and 0.2% on operating margins and 1.4%, 0.9%, 0.4%, 0.9% and 0.2% on net margins. The impact on EPS was $1.48, $0.87, $0.34, $0.74 and $0.15 while return on total equity was reduced by 1.7%, 1.9%, 0.8%, 1.8% and 0.4% for the same five year period. 2) At year end, net of treasury shares. 3) Incl. passive electronics (2011 and 2012), steering wheels, inflators and initiators. 4) Incl. seat components until a June 2012 divestiture. 5) Incl. adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share. 6) In 2012 and 2011, sales for passive safety electronics were in airbag sales.